Exhibit 23.5



Continental Airlines, Inc.
2929 Allen Parkway, Suite 2010
Houston, TX  77019

     Re:  Registration Statement on Form S-4 of
          Continental Airlines, Inc.

Ladies and Gentlemen:

          We consent to the reference to our name in the text under the heading "Prospectus Summary - Equipment Notes and Aircraft" and "Realizable Value of Aircraft" and "Description of the Aircraft and the Appraisals" of the above - captioned Registration Statement and to the summary contained in the text under such headings of the reports prepared by us with respect to the Aircraft referred to therein.



/s/Fred E. Bearden III



Fred E. Bearden III
President
Aircraft Information Services, Inc.
Date: